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                                                                     Exhibit 8.2

                [Letterhead of Craine, Thompson, and Jones, P.C]


May 1, 2003


Jefferson Bancshares, Inc.
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and Loan Association
 Of Morristown
120 Evans Avenue
Morristown, Tennessee 37814

Ladies and Gentlemen:

You have asked that we provide our opinion as to the State of Tennessee income and franchise tax consequences, that will result from the conversion of Jefferson Bancshares, M.H.C. to stock form pursuant to the Plan of Conversion of Jefferson Bancshares, M.H.C. Presently, Jefferson Bancshares, M.H.C. is a federally chartered mutual holding company that will be converted into the stock form of organization as more fully described in a Federal Tax Opinion letter delivered to you by Muldoon Murphy & Faucette LLP dated May 1, 2003.

In forming our opinion, we have reviewed the aforementioned Federal Tax Opinion letter, the Prospectus included in the Registration Statement on Form S-1 filed by Jefferson Bancshares, Inc. and other documents, as we have considered necessary. Our opinion is based on the facts of the transaction as described in the Federal Tax Opinion letter and may be different if the facts differ from this description. Our opinion expressed herein is limited solely to the matters expressly set forth herein and no opinion should be inferred as to any other matters or as to the tax treatment of the transaction discussed herein under the provisions of any section of the Tennessee Code Annotated not specifically covered herein that may also be applicable to this transaction. If there is a change in the applicable law or interpretations of the law or regulations, any opinion expressed herein may become inapplicable. In addition, any such change may in certain cases be applied retroactively, with adverse effect.

In our opinion, as long as the Jefferson Bancshares, M.H.C. reorganization into a federal interim stock savings institution falls under Section 368(a)(1)(F) of the Internal Revenue Code (Code) and the merger of Jefferson Bancshares, M.H.C. into Jefferson Federal Savings and Loan Association falls under Section 368(a)(1)(A) of the Code and the merger of Jefferson Interim Savings Association with and into Jefferson Federal falls

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under Section 368(a)(2)(E) or Section 351 of the Code there will be no taxable income generated for purposes of the State of Tennessee.

This opinion is given solely for the benefit of the Primary Parties and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive Subscription Rights (terms as defined in the Plan of Conversion), and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision, and as an exhibit to the registration statement on Form S-1 filed by Jefferson Bancshares, Inc. with the Securities and Exchange Commission in connection with the Conversion and Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Conversion-Tax Aspects" and "Legal and Tax Opinions."


Very truly yours,

/s/ Craine, Thompson & Jones, P.C.
Craine, Thompson & Jones, P.C.